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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2002

THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-6035 (Commission File No.)	95-2588754 (IRS Employer Identification No.)

3033 SCIENCE PARK ROAD
SAN DIEGO, CALIFORNIA 92121
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (858) 552-9500

Item 5. Other Events.

        On February 23, 2002, The Titan Corporation, a Delaware corporation ("Titan"), Thunderbird Acquisition, Inc., a New Mexico corporation and Science & Engineering Associates, Inc., a New Mexico corporation ("SEA") entered into a merger agreement, pursuant to which Thunderbird Acquisition, Inc. will be merged with and into SEA (the "Merger") with SEA as the surviving entity.

        As a result of the Merger, among other things, each share of SEA common stock will be converted into the right to receive a number of shares of Titan common based on an exchange ratio which will be determined immediately prior to the closing of the Merger. The exchange ratio will be computed by dividing the aggregate acquisition price for SEA common stock by the total number of shares of SEA common stock and common stock equivalents outstanding prior to the closing of the Merger. The aggregate acquisition price is approximately $75.5 million, which includes an earn-out of approximately $4 million.

        Consummation of the Merger is subject to (1) the approval of the merger agreement by the shareholders of SEA, (2) effectiveness with the Securities and Exchange Commission of the registration statement related to the shares of common stock of Titan to be issued in the Merger, (3) the expiration of the Hart-Scott-Rodino waiting period, and (4) certain other customary conditions.

        The foregoing summary of the Merger is a general description of certain terms contained in the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is filed hereto as Exhibit 2.1 and is incorporated herein by reference.

        On February 25, 2002, Titan issued a press release with respect to the Merger. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

        Certain shareholders and beneficial owners of SEA common stock controlling in the aggregate approximately 52% of the voting power of SEA in connection with the Merger have entered into voting agreements with Titan. A copy of the form of voting agreement is filed hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

  (c)
  Exhibits.

2.1	Agreement and Plan of Merger and Reorganization, dated as of February 23, 2002, by and among The Titan Corporation, Thunderbird Acquisition, Inc. and Science and Engineering Associates, Inc.
2.2	Form of Voting Agreement
99.1	Press Release, dated February 25, 2002

Signature

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE TITAN CORPORATION
Dated: February 25, 2002	By:	/s/ NICHOLAS COSTANZA Name: Nicholas Costanza Title: Senior Vice President and General Counsel

Index To Exhibits

2.1	Agreement and Plan of Merger and Reorganization, dated as of February 23, 2002, by and among The Titan Corporation, Thunderbird Acquisition, Inc. and Science and Engineering Associates, Inc.
2.2	Form of Voting Agreement
99.1	Press Release, dated February 25, 2002

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Signature
Index To Exhibits